Exhibit (a)(1)(J)

Contact: Tim Adams, Chief Financial Officer Anne Rivers, Investor Relations Jeff Keene, Healthcare Media Cytyc Corporation: 508-263-8765 www.cytyc.com

Stephanie Carrington The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Ryan Schwartz Communications: 781-684-0770

CYTYC CORPORATION ANNOUNCES EXPIRATION OF ANTITRUST WAITING PERIOD FOR ADEZA BIOMEDICAL CORPORATION TENDER OFFER

Marlborough, Mass., March 14, 2007 – Cytyc Corporation (Nasdaq: CYTC) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), expired at 11:59 p.m., New York City time, on March 13, 2007, in connection with the previously announced proposed acquisition by Cytyc of Adeza Biomedical Corporation (Nasdaq: ADZA). The expiration of the waiting period under the HSR Act satisfies the condition to the tender offer related to HSR Act approval. The tender offer remains subject to certain other conditions as described in the Offer to Purchase.

As previously announced, Cytyc commenced a tender offer on February 16, 2007 for all of the outstanding shares of Adeza common stock for $24.00 per share in cash. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, March 16, 2007.

About Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc is traded on The NASDAQ Global Select Market under the symbol CYTC. Cytyc, ThinPrep, FirstCyte, NovaSure, MammoSite, and GliaSite are registered trademarks of Cytyc Corporation. Cellient is a trademark of Cytyc Corporation.

Additional Information

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Adeza. The tender offer is being made pursuant to a Tender Offer Statement and related materials. Adeza shareholders are advised to read the Tender Offer Statement and related materials filed by Cytyc with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer commenced, Cytyc and Augusta Medical Corporation (a wholly owned subsidiary of Cytyc) filed a Tender Offer Statement on Schedule TO containing an Offer to Purchase, the form of the letter of transmittal and other documents relating to the tender offer, and Adeza filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. These documents contain important information about the tender offer, including the terms and conditions of the tender offer, and stockholders of Adeza are urged to read them carefully. Stockholders of Adeza are able to obtain a free copy of these documents at http://www.cytyc.com and the website maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents by contacting Cytyc or Adeza.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the expected benefits of the transaction, Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of Cytyc and Adeza that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the tender offer or the merger set forth in the merger agreement will not be satisfied, changes in either companies’ businesses during the period between now and the closing, the successful integration of Adeza into Cytyc’s business subsequent to the closing of the transaction, adverse reactions to the proposed transaction by customers, suppliers, and strategic partners, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and timelines, management of growth, product diversification, and organizational change, entry into new market segments domestically, such as pharmaceuticals, and new markets internationally, risks associated with litigation, the successful consummation of planned acquisition transactions, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s and Adeza’s filings with the Securities and Exchange Commission, including those under the heading “Risk Factors” in Cytyc’s 2006 Annual Report on Form 10-K, Adeza’s 2005 Annual Report on Form 10-K and Adeza’s most recent Quarterly Report on Form 10-Q, all as filed with the Commission. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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